EXHIBIT 99.1

Important Notice Regarding Restrictions on Insider Trading
During Pension Fund Blackout Periods

December 4, 2003

To:	Executive Officers and Directors of Central Pacific Financial Corp.
Executive Officers of Central Pacific Bank
From:	Craig H. Hashimoto

I.              Background

During the ESOP conversion, which took place on June 30, 2003, the number of shares of common stock of Central Pacific Financial Corp. (“shares”) allocated into each participant's account was not performed correctly.  The allocation of shares has, however, since been corrected.

Since discovery of the misallocation of shares, Vanguard, the ESOP Plan Recordkeeper, has been and will be continuing to make the necessary adjustments to the conversion transaction in order to address this situation.  Vanguard will also be adjusting any subsequent activity that involves either the Central Pacific Financial Corp. Stock Fund or the dividends.  All transactions will be adjusted using the dates Vanguard originally posted to each participant's account.  It is anticipated that the next quarterly statement from Vanguard will reflect the proper allocation of shares and transaction activity.

In order for Vanguard to complete these adjustments, it has been necessary to temporarily "freeze" the Central Pacific Financial Corp. Stock Fund.  During this "freeze", no participant is allowed to make exchanges into or out of this fund or take a distribution.

The "freeze" on the Central Pacific Financial Corp. Stock Fund began on October 29, 2003, and is anticipated to end during the week of December 7, 2003 (the “blackout period”).  You can confirm whether the "freeze" has ended by contacting a Vanguard Participant Services Representative at 1-800-523-1188 or the Central Pacific Bank Human Resources Department at 808-544-0763.

Because this "freeze" qualifies as a "pension fund blackout period" under federal law, this notice is to advise you of certain restrictions on your trading in the common stock of Central Pacific Financial Corp. during this "freeze" period.  These restrictions are discussed in more detail in the sections below.

II.            Rules Restricting Insider Trading During Pension Fund Blackout Periods

Securities and Exchange Commission (“SEC”) Regulations and provisions of the Sarbanes-Oxley Act of 2002 prohibit any director or executive officer of Central Pacific Financial Corp. (the “Company”) or any executive officer of Central Pacific Bank, a significant subsidiary of the Company, from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the Company during a pension plan blackout period that prevents plan participants and beneficiaries from engaging in transactions involving Company equity securities held in their Plan accounts.  These prohibitions apply only if the equity securities acquired or disposed of by you were acquired in connection with your service or employment as a director or executive officer.

III.           Securities Subject to Trading Prohibition

This trading prohibition applies to any equity security of the Company.  SEC Rules define the term "equity security" to include both equity securities and derivative securities relating to an equity security, whether or not issued by the Company.  The term "derivative security" has the same meaning as under the rules of Section 16 (“Section 16 rules”) of the Securities Exchange Act of 1934 (the “Exchange Act”).

IV.           Transactions Subject to Trading Prohibition

The trading prohibition covers only equity securities that you have acquired in connection with your service or employment as a director or executive officer.  This includes, among other things,  equity securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, and transactions between you and the Company.  Equity securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet and executive officer) are not covered.

However, if you hold both covered shares and non-covered shares, any shares that you sell or otherwise transfer during a blackout period will be treated as "acquired in connection with service or employment as a director or executive officer" unless you establish that the shares were acquired from another source and this identification is consistent with the treatment of the securities for tax purposes and all other disclosure and reporting requirements.

These trading restrictions apply to indirect, as well as direct, acquisitions and dispositions of equity securities where you have a "pecuniary interest" in the transaction.  "Pecuniary interest" has the same meaning as under the Section 16 rules.  Accordingly, acquisitions or dispositions of equity securities by family members, partnerships, corporations, limited liability companies and trusts are deemed to be acquisitions or dispositions by you as a director or executive officer if you have a pecuniary interest in the equity securities.

Examples of transactions that you may not engage in during the blackout period or the “freeze” include:

•              Exercising stock options granted to you in connection with your service as a director or executive officer;

•              Selling Company stock that you acquired by exercising options; and

•              Selling Company stock that you originally received as a restricted stock grant.

V.            Transactions Exempt from Trading Prohibition

Several categories of transactions that occur automatically, are made pursuant to an advance election or are otherwise outside of your control are exempt from the trading restrictions, including:

•              Acquisitions of equity securities under dividend or interest reinvestment plans;

•              Purchases or sales of equity securities that satisfy the affirmative defense conditions of Rule 10b5-1(c) promulgated under the Exchange Act;

•              Purchases or sales of equity securities, other than "discretionary transactions" (as defined under the Section 16 rules) pursuant to certain employee benefit plans;

•              Compensatory grants and awards of equity securities pursuant to programs under which grants and awards occur automatically;

•              Exercises, conversions or terminations of certain derivative securities, which, by their terms, occur only on a fixed date, or are exercised, converted or terminated by a counter-party who is not subject to the influence of the director or executive officer;

•              Acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent and distribution;

•              Acquisitions or dispositions of equity securities pursuant to a domestic relations order;

•              Sales or other dispositions of equity securities compelled by the laws or other requirements of an applicable jurisdiction;

•              Acquisitions or dispositions of equity securities in connection with a merger, acquisition, divestiture or similar transaction occurring by operation of law; and

•              Increases or decreases in equity securities holdings resulting from a stock split, stock dividend or pro rata rights distribution.

VI.           Penalties

The trading prohibition rules summarized above are complex, and a violation of these rules is a violation of the Exchange Act, subject to possible SEC enforcement action, including criminal and civil penalties.  In addition, you can be required to disgorge profits realized by you from a prohibited transaction during a blackout period.

VII.         Additional Information

If you have any questions concerning this notice, you should contact:

Craig H. Hashimoto

Senior Vice President & Director Human Resources

220 South King Street Suite 870

Honolulu, Hawaii  96813

(808) 544-0762